EXHIBIT 21.1
Subsidiaries of Spirit AeroSystems Holdings, Inc. — Delaware
Spirit AeroSystems, Inc. — Delaware Spirit AeroSystems Finance, Inc. — Delaware Spirit Defense, Inc. — Delaware
Subsidiaries of Spirit AeroSystems, Inc.
Spirit AeroSystems International Holdings, Inc. — Delaware Spirit AeroSystems Operations International, Inc. — Delaware Spirit AeroSystems North Carolina, Inc. — North Carolina
Subsidiaries of Spirit AeroSystems International Holdings, Inc.
Spirit AeroSystems (Europe) Limited — United Kingdom
Spirit AeroSystems Malaysia Sdn Bhd — Malaysia
Spirit AeroSystems Singapore Pte. Ltd. — Singapore
Spirit AeroSystems Global Investments, CV — Netherlands
Spirit AeroSystems France Sarl — France